Exhibit 99.1

Delcath Strengthens Executive Team with Appointment of Gerard Michel as Chief Executive Officer

•	Gerard Michel Brings the Experience Needed to Lead Delcath as it Transitions from a Development to Commercial Stage Company

•	John Purpura Appointed Chief Operating Officer with Operational, Manufacturing and Regulatory Responsibilities

NEW YORK, October 1, 2020 (GLOBE NEWSWIRE) — Delcath Systems, Inc. (NASDAQ: DCTH) today announced that the Board of Directors appointed Gerard Michel as Chief Executive Officer, effective October 1, 2020. Mr. Michel will also serve as a member of the Delcath Systems Board of Directors. In his most recent role, Mr. Michel was the Chief Financial Officer and Vice President of Corporate Development at Vericel Corporation. Mr. Michel was a key member of the executive team that successfully restructured Vericel enabling it to become a commercial leader in the fields of advanced Cell Therapy and specialty Biologics.

In addition to Mr. Michel’s appointment as CEO, John Purpura, was appointed as Chief Operating Officer. Mr. Purpura’s leadership and operational excellence in areas of regulatory affairs, manufacturing and distribution have been a critical component of preparing Delcath for its planned New Drug Application (NDA) resubmission to the FDA in mid-2021.

“Following an intensive process, the Board determined that Gerard is the right leader for Delcath at this critical juncture,” said Dr. Roger Stoll, Chairman, Delcath Systems. “He is uniquely qualified to take on this role given his track record of success and experience across therapeutics classes. Gerard’s extensive experience in strategy, operations, commercialization, business development and capital markets will be a tremendous asset.” Dr. Stoll added, “We thank John for successfully guiding Delcath as interim CEO over recent months. On behalf of the Board, I congratulate him on his appointment to COO.”

Mr. Michel commented, “I am excited to join the talented Delcath team ahead of a transformational year as we prepare to report phase 3 FOCUS trial data in metastatic ocular melanoma (mOM) in early 2021. I am committed to leading the organization towards its goal of making Melphalan/HDS the first product specifically labeled for metastatic ocular melanoma patients, a population which currently has limited therapeutic options.”

Mr. Michel added, “Interventional oncology is a rapidly growing segment of comprehensive oncology care. Within that segment Melphalan/HDS is a clinically differentiated, high-value platform with the potential to address multiple cancer indications of high-unmet medical need. I look forward to building value both through the successful commercialization of Melphalan/HDS in mOM and initiating additional targeted clinical programs to expand the market opportunity of this platform technology.”

Mr. Michel joins Delcath Systems with over 30 years of experience in the pharmaceutical and medical technology industries across multiple functional areas. Prior to Delcath, he was Chief Financial Officer of Vericel since June 2014 where he was a key member of the management team which integrated a transformative acquisition and revised the company’s business model from a research focused company to a fully integrated, profitable commercial business. Mr. Michel also served as Chief Financial Officer and Vice President, Corporate Development of Biodel from November 2007 to May 2014, and Chief Financial Officer and Vice President of Corporate Development of NPS Pharmaceuticals Inc. from August 2002 to November 2007. Prior to that, Mr. Michel was a Principal at Booz Allen and held a variety of commercial roles at both Lederle Labs and Wyeth Labs. Mr. Michel holds a M.S in Microbiology from the University of Rochester School of Medicine, an M.B.A. from the Simon School of Business, and a B.S. in both Biology and Geology from the University of Rochester.

Inducement Grant Under NASDAQ Listing Rule 5635(c)(4)

The Company also announced the grant of an option award to Mr. Michel, which was approved by the Board on August 31, 2020 as an inducement material to his entering employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4). The inducement award was approved subject to his commencement of employment with the Company on October 1, 2020 and consists of an option to purchase up to 498,000 shares of the Company’s common stock. The option will be exercisable at a price of $11.67 per share (the closing price on October 1, 2020) as to the first 396,000 shares to vest, (ii) 1.5 times the closing trading price per share of the Company’s common stock on October 1, 2020 as to the next 51,000 shares to vest and (iii) 2.0 times the closing trading price per share of the Company’s common stock on October 1, 2020 as to the remaining 51,000 shares to vest and will vest ratably over thirty-six months, provided that he remains employed by Delcath on each vesting date.

About Delcath Systems, Inc.

Delcath Systems, Inc. is an interventional oncology company focused on the treatment of primary and metastatic liver cancers. Our investigational product Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System (Melphalan/HDS) – is designed to administer high-dose chemotherapy to the liver while minimizing systemic exposure and associated side effects. The phase 3 FOCUS trial in metastatic Ocular Melanoma (mOM) is approaching completion. We are also currently evaluating other forms of primary and metastatic liver cancers. Melphalan/HDS has not been approved by the U.S. Food & Drug Administration (FDA) for sale in the U.S. In Europe, our system is marketed under the trade name Delcath CHEMOSAT® Hepatic Delivery System for Melphalan (CHEMOSAT) and has been CE Marked and used at major medical centers to treat a wide range of cancers of the liver. CHEMOSAT is being marketed under an exclusive licensing agreement with medac GmbH, a privately held multi-national pharmaceutical company headquartered in Germany that specializes in the treatment and diagnosis of oncological, urological and autoimmune diseases.

Safe Harbor / Forward-Looking Statements

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to the timing and results of the Company’s clinical trials, including without limitation the mOM clinical trial program, timely enrollment and treatment of patients in the global Phase 3 mOM clinical trial and the impact of the COVID-19 pandemic on the enrollment and completion of our clinical trial; subject enrollment in the Phase 3 mOM trial; the impact of the presentations at major medical conferences and future clinical results consistent with the data presented; approval of Individual Funding Requests for reimbursement of the CHEMOSAT procedure; the impact, if any of ZE reimbursement on potential CHEMOSAT product use and sales in Germany; clinical adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in Europe including the key markets of Germany and the UK; the Company’s ability to successfully commercialize the Melphalan HDS/CHEMOSAT system and the potential of the Melphalan HDS/CHEMOSAT system as a treatment for patients with primary and metastatic disease in the liver; our ability to obtain reimbursement for the CHEMOSAT system in various markets; approval of the current or future Melphalan HDS/CHEMOSAT system for delivery and filtration of melphalan or other chemotherapeutic agents for various indications in the U.S. and/or in foreign markets; actions by the FDA or other foreign regulatory agencies; the Company’s ability to successfully enter into strategic partnership and distribution arrangements in foreign markets and the timing and revenue, if any, of the same; uncertainties relating to the timing and results of research and development projects; and uncertainties regarding the Company’s ability to obtain financial and other resources for any research, development, clinical trials and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

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Brett Maas

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